Exhibit 99.1
Agilysys Reports Summary Unaudited Fiscal 2009 First-Quarter Financial Information
•	First-Quarter Revenue Increases 43.4% to $184.1 Million
•	Company Eliminates Approximately $14 Million in Net Expenses
BOCA RATON, Fla. — August 7, 2008 — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, today announced certain fiscal 2009 unaudited first-quarter summary financial information for the period ended June 30, 2008.
First-Quarter Results of Operations
Revenue for the first quarter increased 43.4% to $184.1 million, compared with $128.4 million in the first quarter of fiscal 2008. Organic revenue was $120.2 million, a decrease of 4.9% compared with the first quarter of fiscal 2008. Revenue from the company’s acquisitions of Innovativ, InfoGenesis, Eatec and Triangle (“Acquisitions”) contributed $63.9 million, or 34.7% of revenue.
Fiscal 2009 first-quarter revenue from hardware products was $132.4 million, up 45.5%, compared with $91.0 million a year ago. Software revenue was $17.7 million, up 42.7% from $12.4 million a year ago. Services revenue was $34.1 million, up 36.4% from $25.0 million a year ago.
Gross profit for the first quarter was $48.6 million, or 26.4% of revenue, compared with $32.3 million, or 25.2% of revenue, for the first quarter of fiscal 2008. The increase was due to higher selling margins in the company’s technology solutions segment and higher proprietary services sales in the quarter compared with the prior-year period.
Selling, general and administrative (SG&A) expenses for the first quarter were $57.3 million, or 31.1% of revenue, compared with $37.6 million, or 29.3% of revenue, an increase of $19.7 million compared with the prior—year period. Acquisitions accounted for $14.4 million in incremental SG&A expenses. Depreciation and amortization for the quarter was $6.9 million, compared with $1.8 million a year ago. Also, included in the fiscal 2009 first quarter was in excess of $0.5 million of unanticipated expense associated with the costs of additional communications with our shareholders and exploring strategic alternatives.
The fiscal 2009 first-quarter results includes a restructuring charge of $23.1 million, of which $2.5 million is related to severance costs associated with the previously announced cost reduction plan, and $20.6 million is related to the write-off of goodwill and intangible assets associated with The CTS Corporations, which was acquired in May 2005.
Operating loss for the first quarter was $31.8 million compared with a loss of $5.3 million in the first fiscal quarter of 2008. The increase in operating loss of $26.5 million from fiscal 2008 is attributable to increased gross margin of $16.3 million offset by the restructuring charge of $23.1 million and increased SG&A of $19.7 million.
“Our hospitality and retail solutions businesses continue to perform well in the current economic environment,” said Arthur Rhein, chairman, president and chief executive officer of Agilysys. “Although weak demand for IT products and services continues, our technology solutions sales were disappointing and did not meet expectations. We saw a number of projects with large customers delayed and we dealt with disruptions caused by the restructuring of the business.”
Magirus
As previously announced on June 2, 2008, in the company’s fourth quarter earnings release, Agilysys recorded material other income during fiscal year 2008 resulting from its 20% ownership interest in Magirus AG, a privately held enterprise computer systems distributor headquartered in Germany. Since financial information associated with the company’s proportionate share of gains and losses reported by Magirus remain unaudited and unconfirmed, Agilysys is currently unable to complete preparation of its consolidated financial statements for the year ended March 31, 2008.
Due to these open accounting matters related solely to the company’s minority investment in Magirus, Agilysys is reporting summary financial information which is unaudited. When the audit of Agilysys’ share of Magirus’ income and losses is complete, the company will file its financial statements for all applicable periods with the SEC.
Hospitality Solutions Group
In the first quarter of fiscal 2009, the Hospitality Solutions Group (HSG) recorded revenue of $24.8 million, up 85.1% compared with $13.4 million in the first quarter of fiscal 2008. A total of $13.2 million, or 53.2% of revenue, came from the acquisitions of InfoGenesis, Eatec and Triangle, a UK-based reseller and specialist for InfoGenesis products and services, which was acquired in April 2008.
Depreciation and amortization for HSG was $1.3 million in the first quarter of fiscal 2009, compared with $0.3 million in the first quarter of fiscal 2008. Included in the first quarter of fiscal 2009 was $1.0 million of depreciation and amortization attributable to the acquisitions.
Operating income was $1.8 million in the first quarter for HSG, compared with $1.6 million a year ago. Operating income margin was 7.3%, compared with 11.9% a year ago.
Current quarter operating income includes $1.1 million of development costs associated with HSG’s development of Guest360TM, which were $0.8 million higher than in the first quarter of fiscal 2008. Guest360 is HSG’s next-generation property management solution, and was recognized as ‘Best New Technology’ at HITEC 2007. The company plans to complete development and launch Guest360 in fiscal 2010. The product is on target for beta testing this year with a 250-room, upscale property in Tennessee.
Excluding development costs associated with Guest360 operating income would have been $2.9 million, or 11.7% of revenue.
Retail Solutions Group
In the first quarter of fiscal 2009, the Retail Solutions Group (RSG) recorded revenue of $37.5 million, representing an increase of 84.7% compared with $20.3 million in the same quarter a year ago. RSG had double-digit revenue growth in hardware, software and services.

Operating income was $3.8 million in the first quarter of fiscal 2009, compared with $1.1 million in the first quarter of fiscal 2008. Operating income margin was 10.1%, compared with 5.4% in the first quarter of fiscal 2008. Expansion of operating income margin was due to economies of scale and a higher volume of proprietary services.
Technology Solutions Group
In the first quarter of fiscal 2009, the Technology Solutions Group (TSG) recorded revenue of $121.8 million, up 28.6%, compared with $94.7 million in the first quarter of fiscal 2008. The company’s acquisition of Innovativ contributed $50.7 million to quarterly revenue. Organic revenue declined by almost 25% year-over-year. Continued weak demand for IT products and services, disruptions caused by the restructuring of the business and the purchasing patterns of our largest customers, many of whom this year are deferring large purchases to the back half of the year, resulted in disappointing performance for our Technology Solutions Group.
Depreciation and amortization for TSG was $4.4 million in the first quarter of fiscal 2009, compared with $0.5 million in the first quarter of fiscal 2008. The increase in depreciation and amortization is due to intangible amortization associated with the acquisition of Innovativ.
Operating loss was $1.1 million in the first quarter of fiscal 2009, compared with operating income of $3.0 million a year ago.
Corporate
Depreciation and amortization was $1.1 million in the first quarter of fiscal 2009, compared with $0.8 million in the first quarter of fiscal 2008.
Operating loss was $36.3 million in the first quarter of fiscal 2009. Included in operating loss is $1.7 million of stock compensation expense compared with $1.8 million in the prior year. In addition, the company incurred in excess of $0.5 million of unanticipated expense associated with the cost of additional communications with our shareholders and exploring strategic alternatives.
Also reported in the quarter was a restructuring charge of $23.1 million, of which $2.5 million is related to severance costs associated with the company’s cost reduction plan, and $20.6 million is related to the write-off of goodwill and intangible assets associated with the acquisition of The CTS Corporations. Excluding restructuring charges in the quarter, corporate operating loss would have been $13.2 million compared with a loss of $11.0 million in the first quarter of fiscal 2008. The increase in corporate segment losses is primarily due to higher employee benefit expenses, professional fees and costs associated with exploring strategic alternatives.
Cost Reductions
As previously announced in its fourth-quarter earnings release on June 2, 2008, the company conducted a detailed review of its businesses to identify opportunities to improve operating efficiencies and reduce costs. The majority of the costs eliminated are compensation and other employee-related expenses. As of June 30, 2008, the company had executed on its cost savings plan and expects to realize the benefits starting in the second quarter.
The combination of these actions is expected to result in the company meeting its previously announced annual cost reduction goal disclosed on June 2, 2008.

Business Outlook
“Given the current uncertain economic environment, we have conducted a review of the prospects for our businesses for this fiscal year. While projects and purchases have been delayed and/or reduced in scope, our customers are not cancelling projects,” said Rhein. “Our largest customers still expect to procure product consistent with expectations provided earlier in this fiscal year, with many customers deferring large purchases to the back half of our fiscal year.”
The company expects fiscal 2009 revenue to be between $860 million and $900 million, however, achieving the high end of the range will be more difficult and is largely dependant on TSG customers making purchases consistent with current expectations. Full-year gross margin is still expected to be approximately 24.5% to 25.0%.
The company expects SG&A to be approximately $210 million to $213 million excluding restructuring charges but including stock compensation expense of $5.4 million and depreciation and amortization of approximately $27.0 million. The company plans continued investments in the Hospitality Solutions Group’s launch of Guest360, which is estimated to cost approximately $4.1 million, of which $3.1 million is forecast to be expensed.
Given the open accounting matters related solely to the company’s minority investment in Magirus, it is difficult to provide guidance for earnings from continuing operations at this time. When the audit of Agilysys’ share of Magirus income and losses is complete, the company will provide guidance for earnings from continuing operations.
Capital expenditures are estimated to be $8 to $10 million for the year.
The company’s continued wide range on guidance reflects the current uncertainty around the macroeconomic environment and anticipated demand for TSG products later in the fiscal year. The company will revise guidance as the year unfolds and our customers’ IT spending becomes clearer.
Conference Call Information
A conference call to discuss the first quarter results is scheduled for 11 a.m. ET on Thursday, August 7, 2008. The conference call will be broadcast live over the Internet and the call will be archived on the investor relations page of the company’s Web site: www.agilysys.com.
Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause the actual results of Agilysys to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.
Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys long-term financial goals, anticipated revenue gains, sales volume, margin improvements, cost savings, capital expenditures, depreciation and amortization, and new product introductions.
Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors and vendors, changes in economic or industry conditions in the markets served by Agilysys, the ability to appropriately integrate and derive performance from acquisitions, strategic alliances, and joint ventures, and the ability of the company to identify and complete a strategic transaction.
In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the SEC, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2007. Interested persons can obtain it free at the SEC’s Web site, www.sec.gov.
About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Boca Raton, Fla., Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China. For more information, visit www.agilysys.com.
# # #
Investor contact:
Martin Ellis
Executive Vice President, Treasurer, and Chief Financial Officer
Agilysys, Inc.
561-999-8780
martin.ellis@agilysys.com
Media contact:
Shawn Turner
Communications manager
Agilysys, Inc.
440-519-8627
shawn.turner@agilysys.com

AGILYSYS, INC.
SELECTED FINANCIAL DATA
(Unaudited)

	Three Months Ended
	June 30
(In thousands, except share and per share data)	2008	2007
Net sales
Products	$150,083	$103,402
Services	34,059	24,961

Total net sales	184,142	128,363

Cost of goods sold
Products	124,472	89,791
Services	11,039	6,256

Total cost of goods sold	135,511	96,047

Gross margin	48,631	32,316
Selling, general and administrative expenses	57,339	37,623
Restructuring charges	23,063	26
Operating loss	(31,771)	(5,333)

Depreciation and amortization	6,938	1,762

Weighted average shares outstanding
Basic	22,536,508	31,390,260
Diluted	22,536,508	32,304,529

Cash dividends per share	$0.03	$0.03

	As of
	June 30	March 31
	2008	2008
Current Assets
Cash and cash equivalents	$29,509	$70,596
Accounts receivable, net	164,243	179,144
Inventories, net	18,227	19,270
Deferred income taxes	3,408	647
Prepaid expenses and other current assets	3,292	3,056
Income tax receivable	5,661	7,194
Accrued income tax benefit (expense)	11,895	(3,285)
Assets of discontinued operations — current	866	369

Total current assets	$237,101	$276,991

Current liabilities
Accounts payable	$66,733	$98,641
Floor plan financing	41,753	14,552
Deferred revenue	13,215	16,232
Accrued and other current liabilities	24,467	58,497
Liabilities of discontinued operations — current	615	610

Total current liabilities	$146,783	$188,532

The following table presents segment profit and related information for each of the company’s reportable segments for the three months ended June 30:

	2008		2007
Hospitality
Total revenue		$24,871		$13,413
Elimination of intersegment revenue		(39)		(63)

Revenue from external customers		$24,832		$13,350

Gross margin		$15,357		$8,265

		61.8%		61.9%
Depreciation and Amortization		$1,331		$303
Operating income		$1,798		$1,635

Retail
Total revenue		$37,637		$20,410
Elimination of intersegment revenue		(168)		(70)

Revenue from external customers		$37,469		$20,340

Gross margin		$8,205		$5,152

		21.9%		25.3%
Depreciation and Amortization		$88		$103
Operating income		$3,795		$1,078

Technology
Total revenue		$123,605		$96,828
Elimination of intersegment revenue		(1,764)		(2,155)

Revenue from external customers		$121,841		$94,673

Gross margin		$23,292		$17,301

		19.1%		18.3%
Depreciation and Amortization		$4,446		$549
Operating (loss) income		$(1,110)		$2,992

Corporate / Other
Revenue from external customers	$	¯	$	¯

Gross margin		$1,777		$1,598

Depreciation and Amortization		$1,073		$807
Operating loss		$(36,254)		$(11,038)

Consolidated:
Total revenue		$186,113		$130,651
Elimination of intersegment revenue		(1,971)		(2,288)

Revenue from external customers		$184,142		$128,363

Gross margin		$48,631		$32,316

		26.4%		25.2%
Depreciation and Amortization		$6,938		$1,762
Operating loss		$(31,771)		$(5,333)